EXHIBIT 99.2

Filed by Orrstown Financial Services, Inc.

Commission File No.: 033-18888

CONTACT:

Robert J. Gentry

Director of Marketing

717.530.3545 Phone

717.532.4099 Fax

FOR IMMEDIATE RELEASE

Orrstown Financial Services, Inc. Announces Stock Repurchase Plan

Shippensburg, PA (April 27, 2006) – The Board of Directors of Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF), the parent company of Orrstown Bank, has announced the approval of a program to repurchase up to 150,000 shares or approximately 2.8 percent of its own stock from time to time as conditions allow. Orrstown Financial currently has approximately 5.4 million shares outstanding. The repurchase of any or all such shares may be commenced or suspended at any time without prior notice.

Kenneth R. Shoemaker, President and Chief Executive Officer stated that any repurchased shares would be used for various corporate purposes as well as capital management.

Orrstown Financial had assets of over $607 million as of March 31, 2006. With the previously approved purchase of The First National Bank of Newport scheduled to close May 1, 2006, Orrstown’s consolidated assets will be approximately $725 million. The First National Bank will operate as a subsidiary of Orrstown Financial with four offices in Perry County, Pennsylvania. Orrstown Bank has fifteen branches located in Cumberland and Franklin Counties of Pennsylvania and Washington County, Maryland.

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.